                                                                   EXHIBIT 10.30




                          TECHNOLOGY LICENSE CONTRACT
                          ---------------------------


                                    BETWEEN


                    WUHAN ELECTRIC POWER INSTRUMENT FACTORY


                                      AND


             BEIJING HUADIAN ELECTRIC POWER AUTOMATION CORPORATION


                                  ON BEHALF OF


                HATHAWAY POWER MONITORING SYSTEMS COMPANY, LTD.


                                      AND

                              HATHAWAY CORPORATION








                                 June 12, 1995

                                    CONTENTS
                                    --------

Article                                                  Page
- -------                                                  ----

         Preliminary Statement...........................  1
   1     Definitions.....................................  2
   2     Rights and Licenses.............................  3
   3     Provision of Know-How and Technical Services....  4
   4     Royalties.......................................  6
   5     Warranty........................................  7
   6     Proprietary Rights and Infringement.............  8
   7     Accounts and Records/Quality Inspection......... 10
   8     Confidentiality................................. 11
   9     Taxes........................................... 12
  10     Effective Date, Term and Termination............ 12
  11     Settlement of Disputes.......................... 14
  12     Force Majeure................................... 15
  13     Governing Law................................... 15
  14     Miscellaneous................................... 16
         Signatures...................................... 17

Annex 1 -  Contract Products and Specifications
Annex 2 -  Technical Documentation
Annex 3 -  Confidentiality Agreement

                          TECHNOLOGY LICENSE CONTRACT
                          ---------------------------

THIS TECHNOLOGY LICENSE CONTRACT ("Contract") is entered into on this 12th day of June, 1995 by and between WUHAN ELECTRIC POWER INSTRUMENT FACTORY, a Chinese legal person with its legal address at 2 Qiujiawan, Guangbutun, Wuhan, 430072, People's Republic of China and BEIJING HUADIAN ELECTRIC POWER AUTOMATION CORPORATION, a Chinese legal person with its legal address at Jia 17, Xi San Huan Nan Lu, Beijing, 100073, People's Republic of China on behalf of HATHAWAY POWER MONITORING SYSTEMS COMPANY, LTD., a Sino-foreign equity joint venture company (the "Licensee") to be established in Wuhan Municipality, Hubei Province, the People's Republic of China, and HATHAWAY CORPORATION, a corporation organized and existing under the laws of the State of Colorado, U.S.A., with its principal address at 8228 Park Meadows Drive, Littleton, Colorado, 80124, U.S.A. (the "Licensor").

                             PRELIMINARY STATEMENT
                             ---------------------

WHEREAS, this Contract is entered into in accordance with Article 7.03 of the Joint Venture Contract dated June 11, 1995 between Licensor, Wuhan Electric Power Instrument Factory, and Beijing Huadian Electric Power Automation Corporation for the establishment of the Licensee (the "Joint Venture Contract");

WHEREAS, the Licensor wishes to license the Licensee to use the Know-How (as defined in Article 1.07 below) for the manufacture of the Contract Products (as defined in Article 1.03 below);

WHEREAS, upon its establishment, the Licensee shall use the Know-How strictly in accordance with terms and conditions of this Contract.

NOW, THEREFORE, the Parties hereto agree as follows:-

                            ARTICLE 1.  DEFINITIONS
                            -----------------------

Unless otherwise specified, the terms used in this Contract shall have the meanings set forth below:

 1.01 "Approval Authority" means the Ministry of Foreign Trade and Economic Cooperation or the authority designated by such Ministry to approve this Contract.

 1.02 "Calendar Quarter" means each three (3) calendar month period commencing on January 1st, April 1st, July 1st or October 1st of each year during the Contract Term.

 1.03  "Contract Products" means the products identified in Annex 1.

 1.04 "Contract Term" means the period commencing on the Effective Date and expiring ten (10) years thereafter, unless terminated earlier in accordance with Article 10 of this Contract.

 1.05 "Contract Plant" means Licensee's factory at 2 Qiujiawan, Guangbutun, Wuchang District, Wuhan Municipality, Hubei Province, People's Republic of China.

 1.06  "Effective Date" means the effective date of this Contract as defined in
       Article 10.01.

 1.07 "Know-How" means the technical knowledge which Licensor owns or controls as of the Effective Date which Licensor has full legal right to transfer or disclose to another party, and which is necessary to enable Licensee to manufacture Contract Products meeting the specifications set forth in Annex 1.

 1.08 "Net Sales" means the total invoice price of the Licensee's sales of the Contract Products, excluding the following: (i) value added tax or similar tax items; (ii) cash discounts; (iii) transportation costs and insurance fees; and (iv) returned Contract Products.

 1.09 "Party" means each of Licensee and Licensor, and "Parties" means both of Licensee and Licensor.

 1.10 "Renminbi" or "RMB(Yen)" shall mean the lawful currency of the People's Republic of China.

 1.11 "Technical Documentation" means the documentation embodying the Know-How, including engineering drawings, specifications, test procedures, operating and maintenance manuals, and material lists as set forth in Annex 2 hereto.

 1.12 "Technical Services" means the technical assistance and training to be provided by Licensor pursuant to Article 3.02 hereof.

 1.13  "Territory" means the People's Republic of China.

 1.14 "United States Dollars" or "US$" shall mean the lawful currency of the United States of America.


                        ARTICLE 2.  RIGHTS AND LICENSES
                        -------------------------------

 2.01 Licensor hereby grants to Licensee a non-exclusive and non-transferable license to use the Know-How for the manufacture of the Contract Products at the Contract Plant and for the sale of the Contract Products in the Territory during the Contract Term.

       The sale of the Contract Products by the Licensee in the Territory will be only to Chinese users of the Contract Products and to Chinese owned contractors that are purchasing the Contract Products for installation into power generation, transmission and distribution facilities being constructed by such contractors outside of China.

       The Contract Products will be sold to overseas markets once the Licensor has determined that the quality and price of the Contract Products meet international standards, and upon making such determination, the Licensor will be the exclusive overseas sales agent for all of the Contract Products. Notwithstanding the foregoing, the Licensor retains the right to sell its own products in the Chinese market.

 2.02 Licensee expressly acknowledges and agrees that, other than the rights and licenses granted under this Contract, it does not hereby acquire and has no right or claim to any other rights in, or to the use of, trademarks, trade names, utility model rights, design rights, patents, copyright or other industrial property rights or technical knowledge owned, used or adopted by Licensor or its affiliates.

            ARTICLE 3.  PROVISION OF KNOW-HOW AND TECHNICAL SERVICES
            --------------------------------------------------------

 3.01  (a)  Licensor shall ship one (1) set of the Technical Documentation to
            Licensee by air courier, C.I.F. Wuhan Airport, within one (1) month from the Effective Date. Within two (2) working days of shipping the Technical Documentation, Licensor shall notify Licensee by facsimile of the flight number and expected arrival date at Wuhan Airport and shall attach to such notice a copy of the airway bill and the packing list for each package of Technical Documentation.

       (b)  All Technical Documentation shall be in the English language.

       (c) If the Technical Documentation or any part thereof is lost or damaged in transit, Licensor at its own expense shall ship replacement Technical Documentation to Licensee in the manner provided in sub-paragraphs (a) above within twenty (20) days of receiving from Licensee written notice of such damage or loss.

       (d) Licensor shall provide the source code for the software of the Contract Products once the Licensor and Licensee both agree that the Licensee is prepared to control changes made to the source code in accordance with Licensor's requirements and that the source code is required by the Licensee to prepare and modify the software to meet the requirements of the Chinese market.

       (e) Licensor shall provide, if available, a flow chart reflecting how the software of the DFR1200 performs.

 3.02  (a)  As set out in Article 6.04(e) of the Joint Venture Contract,
            Licensor shall provide qualified technical personnel to furnish at the Contract Plant or at Licensor's factory a maximum of fifty (50) man-days of Technical Services in connection with the manufacture and sale of the Contract Products. For the purpose of this Article 3.02, a "man-day" shall refer to a period of eight (8) hours. Licensor shall be deemed to have provided no less than one man-day of Technical Service per person per calendar day (including Monday through Sunday) for each day on which its technical personnel are available and ready in the People's Republic of China to provide Technical Services hereunder.

       (b)  The scope of the Technical Services to be furnished pursuant to this
            Article 3.02 shall include assistance in the solution of technical problems arising in the manufacturing process, the operation and maintenance of the relevant equipment, manufacturing methods and processes, quality control, inspection and trouble-shooting, performance testing and the uses of the Contract Products.

       (c) Licensor shall send technical personnel to the Contract Plant to begin furnishing the Technical Services within thirty (30) days of receiving notice from Licensee that all of the Technical Documentation have arrived at the Contract Plant. The expenses incurred in connection with the provision of the Technical Services shall be borne by Licensor, except that Licensee at its own expense shall provide Licensor's technical personnel with suitable office facilities, living accommodations, all meals and local transportation in China.

       (d) If, during the Contract Term, Licensee requests Licensor to provide Technical Services in excess of the number of man-days stated in sub-paragraph (a) above, Licensor shall provide such Technical Services at a price to be agreed in writing by the Licensor and Licensee.


                             ARTICLE 4.  ROYALTIES
                             ---------------------

 During the term of this Contract, the Licensee shall pay to the Licensor:

 4.01 One initial payment of Seventy Thousand United States Dollars (US$70,000) which will be paid by a set off against the capital contribution which the Licensor is obliged to provide to the Company under Article 5.03(c) of the Joint Venture Contract.

 4.02 Royalties at the rate of two and seventy-five one-hundredth percent (2.75%) of Net Sales for Contract Products sold by the Licensee during each Calendar Quarter starting from January 1, 1997 and ending December 31, 2006, except as provided in Article 4.03, below. The royalties shall be paid for each Calendar Quarter within thirty (30) days after the end of such Calendar Quarter.

 4.03 No royalties shall be paid on the Contract Products made hereunder by the Licensee and sold to the Licensor.

 4.04 All payments to be made by the Licensee to the Licensor under this Contract shall be made in United States Dollars by electronic transfer to such bank account as shall be specified in writing by the Licensor. All bank charges incurred inside China shall be borne by the Licensee.

 4.05 All Net Sales shall be recorded in the currency in which such sales are made. The royalties are to be calculated in the same currency as the Net Sales. Total royalties shall be payable in United States Dollars converted at the median rate of exchange for United States Dollars posted by the People's Bank of China on the date payment is due. The Licensee shall be obliged to do all that is necessary to obtain any required government approvals within the People's Republic of China for conversion of Renminbi into United States Dollars sufficient to pay the royalties and remittance thereof outside the People's Republic of China. If the Licensee's foreign exchange is not sufficient to remit the royalties to the Licensor, the Licensor can require the Licensee not to remit the royalties when they become due and open a separate interest-bearing Renminbi bank account for such royalties and hold the same on behalf of the Licensor until such time as the Licensee shall have sufficient foreign exchange, and thereupon remit the royalties in foreign exchange together with any interest to the Licensor pursuant to Article
       4.04 above.

 4.06 The Licensee shall pay the Licensor simple interest at the rate of ten percent (10%) per annum on all money which is due and payable to the Licensor hereunder but is unpaid on the due date, except if non-payment is at the request of the Licensor in accordance with the provisions of
       Article 4.05.


                              ARTICLE 5.  WARRANTY
                              --------------------

 5.01 Licensor warrants that as of the Effective Date it will have full legal right to transfer and disclose the Know-How to Licensee.

 5.02 Licensor warrants that the Know-How and Technical Documentation is complete, accurate, effective and can be used to manufacture Contract Products meeting the specifications set forth in Annex 1 hereto, provided that:

       (a) Licensee properly performs the activities contemplated under this Contract to be performed by it, including without limitation the use and application of the Know-How and the proper operation and maintenance of the equipment in accordance with the standards set forth in the relevant Technical Documentation;

       (b) Licensee supplies raw materials meeting the specifications set forth in the relevant Technical Documentation; and

       (c) Licensee maintains in good working order the existing equipment and facilities at the Contract Plant in accordance with the standards set forth in the relevant Technical Documentation.

 5.03 Licensor warrants that the Technical Services will be provided by well-trained and qualified technical personnel.


                ARTICLE 6.  PROPRIETARY RIGHTS AND INFRINGEMENT
                -----------------------------------------------

 6.01 Licensee acknowledges that Licensor owns or controls and has a proprietary interest in the Know-How. Licensee hereby agrees that, without Licensor's prior written consent, it will not do any act or permit the doing of any act which might prevent, directly or indirectly, the registration in the People's Republic of China of any patent right with respect to the Know-How and other Confidential Information, as defined in Article 8.01.

 6.02 Licensor is not aware of any right of a third party which might be infringed through the exercise of the license granted to Licensee hereunder, but Licensor does not warrant that any such right of a third party in fact does not exist, nor shall Licensor be liable to Licensee on the ground that any such right in fact exists.

 6.03 In the event that any suit, action or other proceeding involving any claim of industrial property infringement shall be threatened or instituted against Licensee based upon Licensee's permitted use hereunder of the Know-How, Licensee shall notify Licensor promptly thereof and shall send to Licensor copies of any such papers which shall have been served in such suit, action or proceeding. Licensor may, if it so elects, control the defense of such suit at Licensor's own cost and expense. Licensee shall have the right to be represented by advisory counsel of its own selection at its own expense, and shall cooperate fully in the defense of any such suit. If Licensor does not elect to control the defense of such suit, Licensee shall undertake such control at Licensee's own cost and expense and Licensor shall have the right to be represented by advisory counsel of its own selection and at its own expense. At the request of Licensee, Licensor shall assist Licensee in the defense of such suit at Licensee's cost and expense.

 6.04 Licensee shall, upon obtaining knowledge of any infringement or threatened infringement of Licensor's rights to the Know-How, immediately notify Licensor thereof together with all relevant details. Licensor shall have the right, at its own cost, to prosecute or otherwise stop or prevent such actual or threatened infringement in the name of both Licensor and Licensee or either of them, and in each case Licensee shall render all assistance required by Licensor. All amounts received by Licensor in connection with any action taken against such infringement pursuant to this Article shall either be the property of the Licensor, if the Licensor prosecutes such claim, or the property of the party under whose name the prosecution is made.

 6.05 If Licensor decides not to take any action in respect of any infringement or threatened infringement, it shall notify the Licensee of this decision within thirty (30) days after receipt of a written notice from the Licensee pursuant to Article 6.04 hereof. Upon receipt of Licensor's written notice of its decision not to take any action, the Licensee may, at its own discretion and cost, prosecute or otherwise stop or prevent such actual or threatened infringement in the name of both the Licensor and the Licensee or either of them. All amounts received by the Licensee in connection with any action taken against such infringement pursuant to this Article shall either be the property of both the Licensor and the Licensee or the property of the party under whose name the prosecution is made, at the reasonable discretion of Licensor.

 6.06 The Licensee shall indemnify the Licensor from any liability for defects in the Contract Products manufactured by the Licensee.

 6.07 In the event that the Licensee develops any Improvements or Modifications, the Licensee shall license the Improvements or Modifications to the Licensor free of charge and with the right of the Licensor to sublicense such license. As used in this Article 6.07, the term "Improvements" shall mean all improvements which change the functions, characteristics or performance of the Contract Products and the term "Modifications" shall mean all changes to the Contract Products which do not modify their respective functions and characteristics.


              ARTICLE 7.  ACCOUNTS AND RECORDS/QUALITY INSPECTION
              ---------------------------------------------------

 7.01 Concurrently with the payment by the Licensee of the royalties owed at the end of each Calendar Quarter, the Licensee shall transmit to the Licensor (a) copies of receipts for any taxes withheld from such payments and (b) a written report of the Net Sales in a form approved by the Licensor for such Calendar Quarter, giving the names and addresses of all customers, both the unit and total prices of such Net Sales of the Contract Products to each such customer, the type of Contract Product sold and its related channel configurations.

 7.02 The Licensee shall keep accurate and complete books and records of all Contract Products manufactured and sold including the quantities and invoice prices. The term of this Article 7.02 shall survive the termination or expiration of this Contract for a period of ten (10) years.

 7.03 The Licensee shall permit the Licensor or its representatives at all reasonable times to inspect and take copies of or extracts from any documents in the possession or under the control of the Licensee so as to enable the Licensor to ascertain the royalties payable by the Licensee hereunder.

 7.04 The Licensee shall be responsible for maintaining the quality standard of the Contract Products. If at any time Licensor determines that the Licensee is not fulfilling these obligations, Licensor shall notify the Licensee of the deficiencies that it believes exist and proposed methods for correction. Licensee shall cause the correction to be made within twenty (20) days after the notification.

 7.05 Licensor shall be entitled at any time upon reasonable notice being given to Licensee to enter the Contract Plant in order to inspect the manufacture of the Contract Products.


                          ARTICLE 8.  CONFIDENTIALITY
                          ---------------------------

 8.01 All Know-How, advice, and other information (together referred to as "Confidential Information") provided by Licensor pursuant to this Contract shall be kept strictly confidential by Licensee and shall be used solely for its own benefit in connection with the manufacture and sale of the Contract Products.

 8.02 Licensee hereby covenants and agrees to keep all Confidential Information furnished to it confidential and not, without the prior express written consent of Licensor, to communicate the Confidential Information or allow the Confidential Information to be communicated to anyone except its own employees, and then only to such extent as may be necessary for the proper performance by such employees of their assigned tasks.

 8.03 In order to ensure the observance of Articles 8.01 and 8.02 above by the Licensee's employees, the Licensee shall cause each of its employees with access to Confidential Information referred to in Article 8.01 and 8.02 above to sign a confidentiality agreement in the form of Annex 3.

 8.04 Licensee's obligations under this Article 8 shall survive the expiration or termination of this Contract and shall continue in effect for a further period of ten (10) years.

 8.05 The obligations of confidentiality, secrecy, non-disclosure and the restrictions of use contained herein shall not apply to Confidential Information which the Licensee can demonstrate: (i) is available to the public at the time it is disclosed or thereafter becomes available to the public; (ii) is known to the Licensee at the time of disclosure; or (iii) properly comes into the possession of the Licensee from an independent source.


                               ARTICLE 9.  TAXES
                               -----------------

 9.01 All taxes arising in connection with the performance of this Contract that are imposed on Licensee in accordance with the tax laws of the People's Republic of China shall be borne by Licensee.

 9.02 Except as may otherwise be provided herein, all taxes imposed on Licensor in accordance with the tax laws of the People's Republic of China shall be borne by Licensor. In the event that Licensee is obligated to act as a withholding agent for taxes to be paid by the Licensor to the Chinese governmental authorities, the Licensee shall maintain complete records of all amounts withheld along with receipts received from the Chinese governmental authorities and shall provide copies of such materials to the Licensor.

 9.03 All taxes imposed outside China in connection with payments made to Licensor under this Contract shall be borne by Licensor.


               ARTICLE 10.  EFFECTIVE DATE, TERM AND TERMINATION
               -------------------------------------------------

10.01 Pursuant to Article 4 of the Regulations of the People's Republic of China for the Control of Technology Import Contracts, the Effective Date of this Contract shall be the date when the Approval Authority issues an approval certificate in respect of this Contract.

10.02 The term of this Contract shall be ten (10) years commencing on the Effective Date. In the event that one Party desires to renew this Contract, it shall give written notice of such intention to the other Party not later than six (6) months prior to the expiry of this Contract. In such case, the parties shall discuss the renewal of this Contract.

10.03 Either Party shall have the right to terminate this Contract prior to the expiration of the Contract Term under any of the following circumstances:

       (a) if the other Party commits a material breach of this Contract and such breach is not cured within thirty (30) days after written notice from the other Party to the Party in breach;

       (b) if the other Party fails to make any payment required hereunder when the same becomes due and payable;

       (c) if the conditions of Force Majeure prevail for a period in excess of six (6) months and the Parties have been unable to find an equitable solution pursuant to Article 12; or

       (d) if the other Party becomes bankrupt or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they become due.

10.04 Termination as set forth above may be effected by the terminating Party giving the other Party thirty (30) days' prior written notice specifying the reason for such termination and shall become effective upon the expiration of such thirty-day period.

10.05 Upon the termination of this Contract under any circumstances, any royalties accrued, due and payable by one Party to the other Party hereunder shall be fully paid within one (1) month, all Technical Documentation shall be returned immediately to Licensor and the Licensee shall immediately cease manufacturing and selling the Contract Products. On no account shall such royalties or Technical Documentation be withheld on the ground of a dispute arising out of or in relation to this Contract or as a set-off against any claim for damages sought to be put forward by the Party liable to pay such moneys or to return the Technical Documentation.

       The terms of this Article 10.05 shall survive the termination of this Contract.


                      ARTICLE 11.  SETTLEMENT OF DISPUTES
                      -----------------------------------

11.01 In the event a dispute arises in connection with the interpretation or implementation of this Contract, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute is not resolved in this manner within sixty (60) days after the commencement of discussions, then any of the Parties may submit the dispute for arbitration in Singapore for final decision pursuant to the Arbitration Rules of the United Nations Commission on International Trade Law. The appointing authority shall be the Singapore International Arbitration Centre, with instructions that the arbitration be conducted as follows:

       (a) the arbitrators shall refer to both of the Chinese and English texts of this Contract;

       (b)  there shall be three (3) arbitrators.

11.02 The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly.

11.03 The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration award.

11.04 When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their remaining respective rights, and fulfil their remaining respective obligations under this Contract.

                          ARTICLE 12.  FORCE MAJEURE
                          --------------------------

12.01 "Force Majeure" shall mean any event which is beyond the control of the Parties to this Contract, and which is unforeseen, or if foreseen, unavoidable, and which prevents total or partial performance by Party. Such events shall include but are not limited to any strikes, lockouts, explosions, shipwrecks, acts of nature or the public enemy, fires, flood, sabotage, accidents, strikes, wars, riots, interference by military authorities, insurrections, and any other similar or different contingency.

12.02 If an event of Force Majeure occurs, to the extent that the contractual obligations of the Parties to this Contract (except the obligations under Article 8) cannot be performed as a result of such event, such contractual obligations shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without penalty, for a period equal to such suspension.

12.03 The Party claiming Force Majeure shall promptly inform the other Party in writing of the occurrence and duration of such Force Majeure. The Party claiming Force Majeure shall also use all reasonable endeavours to terminate the Force Majeure.

12.04 In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.


                          ARTICLE 13.  GOVERNING LAW
                          --------------------------

13.01 The validity, interpretation and implementation of this Contract shall be governed by the laws of the State of Colorado.

                          ARTICLE 14.  MISCELLANEOUS
                          --------------------------

14.01 Notwithstanding anything to the contrary herein, Licensee agrees to comply with all governmental restrictions imposed by United States of America on the re-export, directly or indirectly, of the Know-How, the Contract Products or other direct products of the Know-How. To the best of Licensor's knowledge, the licensing or disclosure by Licensor to Licensee of the Know-How does not violate the laws or regulations of the United States of America or any agency thereof in effect as of the date of this Contract. If, however, subsequent to the Effective Date, such laws or regulations do prohibit or restrict such license or disclosure, such prohibition or restriction shall constitute an event of Force Majeure under Chapter 12 hereof.

14.02 This Contract is executed in the English and Chinese languages. Both language version are equally authentic.

14.03 During the Contract Term, all correspondence between the Parties shall be in the English language.

14.04 This Contract constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior expression of intent or understanding relating hereto. This Contract shall not be modified or amended except by a written agreement signed by all of the Parties.

14.05 The waiver by a Party of any breach of any obligation owed to it under this Contract shall not extinguish the obligation or prevent the Party from later enforcing such obligation.

14.06 All notices given by any of the Parties to the others shall be in writing and sent by registered airmail, or by cable or telex (copies of which are to be subsequently forwarded as confirmation by registered airmail), or by facsimile to the other Party's address as indicated below or any other address notified in lieu thereof. Notice shall be deemed delivered on the fourteenth (14) day after posting or two (2) days after a cable is sent or on the day after a telex is sent or upon being sent by facsimile and evidenced by a confirmation report.

       To:  Hathaway Power Monitoring Systems Company, Ltd.
            2 Qiujiawan, Guangbutun,
            Wuhan, 430072
            People's Republic of China
            Attention: General Manager

            Facsimile: To Be Provided.

       To:  Hathaway Corporation
            8228 Park Meadows Drive
            Littleton, Colorado, 80124
            United States of America
            Attention: Eugene Prince

            Facsimile: 1-303-799-8880

14.07 This Contract may be executed in six (6) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same contract.

IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed by their duly authorised representatives as of the date first above written.

HATHAWAY CORPORATION


_______________________________

Name: Eugene Prince

Title: President and Chief Executive Officer


WUHAN ELECTRIC POWER INSTRUMENT FACTORY FOR AND ON THE BEHALF OF HATHAWAY POWER MONITORING SYSTEMS COMPANY, LTD.


__________________________
Name: Yuan Jiaqing
Position: Director - Senior Engineer



BEIJING HUADIAN ELECTRIC POWER AUTOMATION CORPORATION FOR AND ON THE BEHALF OF HATHAWAY POWER MONITORING SYSTEMS COMPANY, LTD.


__________________________
Name: Xu Quankun
Position: General Manager


Ratified by HATHAWAY POWER MONITORING SYSTEMS COMPANY, LTD. after the issuance of its Business License and at the first meeting of the board of directors.

________________________________
Name:
Title: Chairman of the Board